UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K	OMB APPROVAL
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CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 16, 2013

DATARAM CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	1-8266	22-18314-09
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Route 571, P.O. Box 7258, Princeton, New Jersey	08543-7528
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 799-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2013, Roger C. Cady, a director of Dataram Corporation (the “Company”), notified the Company that he would retire from the Company’s Board of Directors, effective immediately. Mr. Cady’s decision to retire did not involve any disagreement with the Company, the Company’s management or the Board of Directors.

As a result of Mr. Cady’s retirement, the Board of Directors announced the appointment of Michael E. Markulec as a member of the Company’s Board of Directors. Mr. Markulec, 48 years of age, has held various executive positions at Lumeta Corporation for more than the past thirteen (13) years, including for more than the past three (3) years as President and Chief Executive Officer, and the ten (10) years prior thereto as Chief Operating Officer. Lumeta Corporation, a manufacturer of the IPsonar product suite, one of the most widely deployed real-time network discovery solutions for large enterprises and governments. The patented technology discovers and maps every IP connected device on a network giving management a clear, comprehensive view of their cyber-security status and policy violations arising from network change. Mr. Markulec shall be deemed an independent director, as that term is defined in the NASDAQ Listing Standards, and as such will be a member of the Board’s Compensation Committee, Audit Committee and Nominating Committee. Michael received a Bachelor of Science-Mechanical Engineering from Norwich University and a Masters of Business Administration from Duke University-Fuqua School of Business, and served as an Engineer Officer of the United States Army prior to his business career. Michael has received many accreditations and awards for his accomplishments he achieved at Lumeta Corporation and is a frequent speaker and presenter on a variety of networking and security topics. Mr. Markulec brings to the Board extensive business and management experience focusing on engineering and technology fields.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATARAM CORPORATION
(Registrant

By:	/s/ MARC P. PALKER
Marc P. Palker
Chief Financial Officer

Date	December 17, 2013